EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer kathym@yorkwater.com

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS
AND
TWO WATER ACQUISITIONS

York, Pennsylvania, November 5, 2014:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the third quarter and the first nine months of 2014.

President Hines reported that third quarter operating revenues of $12,062,000 increased $1,150,000 and net income of $3,065,000 increased $530,000 compared to the third quarter of 2013.  Earnings per share of $0.23 for the three-month period increased $0.04 compared to the same period last year.

President Hines also reported that the first nine months operating revenues of $34,401,000 increased $2,683,000, and net income of $7,933,000 increased $917,000 compared to the first nine months of 2013.  Higher revenues were due to an increase in rates effective February 28, 2014, and growth in both the water and wastewater customer bases primarily due to acquisitions. The increased revenues were partially offset by higher expenses primarily for pension, wages, depreciation, insurance, and distribution system maintenance.  The Company also recorded a gain on the sale of land as a result of a Pennsylvania Department of Transportation realignment project which included a portion of its distribution facility property.  Earnings per share of $0.61 for the nine-month period increased $0.07 compared to the same period last year.

During the first nine months of 2014, the Company invested $9.3 million in construction expenditures for expansion of its service territory, upgrades to water treatment facilities, replacement of a portion of its infrastructure and other routine items.  In addition, the Company invested $293,000 in the acquisition of water and wastewater facilities.  The Company estimates it will invest an additional $3.0 million in 2014, excluding acquisitions, for improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

Period Ended September 30
In 000's (except per share)
	Quarter		Nine Months
	2014	2013	2014	2013
Operating Revenues	$ 12,062	$ 10,912	$ 34,401	$ 31,718
Net Income	$ 3,065	$ 2,535	$ 7,933	$ 7,016
Average Number of Common Shares Outstanding	12,824	12,912	12,903	12,921
Basic Earnings Per Common Share	$ 0.23	$ 0.19	$ 0.61	$ 0.54
Dividends Declared Per Common Share	$ 0.1431	$ 0.1383	$ 0.4293	$ 0.4149

On September 22, 2014, the Company signed agreements to purchase the water assets of The Meadows community in Adams County, Pennsylvania, and the Newberry Farms Mobile Home Park water assets of WTS Properties, LLC in York County, Pennsylvania.  Completion of both acquisitions is contingent upon receiving approval from all required regulatory authorities.  The Company expects to begin serving these approximately 240 new customers in the first quarter of 2015.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.
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